Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of March 7, 2022, by and among Welltower Inc., a Delaware corporation (the “Company”), WELL Merger Holdco Inc., a Delaware corporation (“Holdco”) and a direct, wholly owned subsidiary of the Company, and WELL Merger Holdco Sub Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Holdco.

RECITALS

WHEREAS, the Company has the authority to issue 750,000,000 shares, consisting of: (i) 700,000,000 shares of common stock, par value $1.00 per share (the “Company Common Stock”), of which 447,342,385 shares were issued and outstanding as of February 28, 2022 and (ii) 50,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”), of which no shares were issued and outstanding as of February 28, 2022.

WHEREAS, as of the Effective Time (as defined below), Holdco will have the authority to issue 750,000,000 shares, consisting of: (i) 700,000,000 shares of common stock, par value $1.00 per share (the “Holdco Common Stock”) and (ii) 50,000,000 shares of Preferred Stock, par value $1.00 per share (the “Holdco Preferred Stock”).

WHEREAS, as of the date hereof, Merger Sub has the authority to issue 100 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”), of which 100 shares are issued and outstanding on the date hereof and owned by Holdco.

WHEREAS, as of the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the Holdco Common Stock and Holdco Preferred Stock will be the same as those of the Company Common Stock and Company Preferred Stock, respectively.

WHEREAS, the Amended and Restated Certificate of Incorporation of Holdco (the “Holdco Charter”) and the Amended and Restated Bylaws of Holdco (the “Holdco Bylaws”), which will be in effect immediately following the Effective Time, contain provisions identical to the Second Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Charter”) and the Seventh Amended and Restated Bylaws of the Company (the “Company Bylaws”), in effect as of the date hereof and that will be in effect immediately prior to the Effective Time, respectively (other than as permitted by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”)).

WHEREAS, Holdco and Merger Sub are newly formed corporations organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, own no assets (other than Holdco’s ownership of Merger Sub and nominal capital) and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto.

WHEREAS, the Company desires to reorganize into a holding company structure pursuant to Section 251(g) of the DGCL, under which Holdco would become a holding company, by the merger of Merger Sub with and into the Company, with Merger Sub ceasing to exist for all purposes, each share of Company Common Stock converted in the Merger (as defined below) into a share of Holdco Common Stock, and each share of Merger Sub Common Stock converted in the Merger into a share of common stock, par value $1.00 per share, of the Surviving Corporation (as defined below) such that, immediately after the Merger, the Surviving Corporation shall be a wholly-owned subsidiary of Holdco that is treated as a “qualified REIT subsidiary” (within the meaning of Section 856(i)(2) of the Code (as defined below)).

WHEREAS, the boards of directors of Holdco and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

WHEREAS, the board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (ii) resolved to submit the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to its sole stockholder, and (iii) resolved to recommend to its sole stockholder that it approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

WHEREAS, the parties intend that, for United States federal income tax purposes, the Merger shall qualify as a reorganization described in Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and Merger Sub hereby agree as follows:

1. THE MERGER. In accordance with Section 251(g) of the DGCL and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Holdco. At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Sections 251(g) and 259 of the DGCL.

2. EFFECTIVE TIME. On or about April 1, 2022, the Company shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware (the “Secretary of State”) in substantially the form attached hereto as Exhibit A and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State or at such later date and time as the parties shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

3. CERTIFICATE OF INCORPORATION.

(a) Surviving Corporation Charter. The Company shall change its name to Welltower OP Inc. in the Merger. At the Effective Time, the Company Charter shall be amended and restated in the Merger as set forth on Exhibit B hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by the DGCL.

(b) Holdco Charter. Holdco shall amend and restate the Holdco Charter to, among other things, change its name to “Welltower Inc.”, in the form attached hereto as Exhibit C, to become effective at the Effective Time.

4. BYLAWS. From and after the Effective Time, the Company Bylaws, shall be amended and restated in the form attached hereto as Exhibit D, and as so amended and restated, shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided therein or by applicable law.

5. DIRECTORS.

(a) Surviving Corporation. The directors set forth on Schedule A hereto shall be the directors of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

(b) Holdco. The directors of the Company in office immediately prior to the Effective Time shall be the directors of Holdco upon the Effective Time and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Holdco Charter and the Holdco Bylaws, or as otherwise provided by law.

6. OFFICERS.

(a) Surviving Corporation. The officers set forth on Schedule A hereto shall be the officers of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

(b) Holdco. The officers of the Company in office immediately prior to the Effective Time shall be the officers of Holdco upon the Effective Time and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Holdco Charter and Holdco Bylaws, or as otherwise provided by law.

7. ADDITIONAL ACTIONS. Subject to the terms of this Agreement, the parties shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Sections 251(g) of the DGCL. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

8. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Merger Sub, the Company or any holder of any securities thereof:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Holdco Common Stock.

(b) Conversion of Company Stock Held as Treasury Stock. Each share of Company Common Stock held in the Company’s treasury shall be converted into one validly issued, fully paid and nonassessable share of Holdco Common Stock, to be held immediately after completion of the Merger in the treasury of Holdco.

(c) Conversion of Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

(d) Rights of Certificate Holders. Upon conversion thereof in accordance with this Section 8, all shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock, except as set forth in Section 9 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of Holdco Common Stock.

(e) Treatment of Equity Awards.

(i) Each option that represents the right to acquire shares of Company Common Stock issued pursuant to the Company’s 2016 Long-Term Incentive Plan ( the “Company Stock Plan”) (each, a “Company Option”) that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall at the Effective Time automatically (and without any further action being required on the part of the holders thereof) be converted into an option to acquire the same number of shares of Holdco Common Stock at the same price per share of Holdco Common Stock and subject to the same terms and conditions, including vesting and exercisability terms, as the Company Option.

(ii) Each share of Company Common Stock issued pursuant to the Company Stock Plan that is subject to specified vesting criteria (each, a share of “Restricted Stock”) and that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into a share of Holdco Common Stock subject to the same specified vesting criteria as the Restricted Stock.

(iii) Each restricted stock unit with respect to shares of Company Common Stock issuable pursuant to the Company Stock Plan (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into a right to receive the same number of shares of Holdco Common Stock and subject to the same terms and conditions, including vesting terms, as the Company RSU.

(iv) Each option that represents the right to acquire shares of Company Common Stock issued pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”) (each, a “Company ESPP Purchase Right”) that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall at the Effective Time automatically (and without any further action being required on the part of the holders thereof) be converted into an option to acquire the same number of shares of Holdco Common Stock at the same price per share of Holdco Common Stock and subject to the same terms and conditions as the Company ESPP Purchase Right.

(v) Prior to the Effective Time, the Company shall take all necessary actions to permit the treatment of the Company Options, Restricted Stock, Company RSUs and Company ESPP Purchase Rights contemplated by the foregoing provisions of this Section 8(e).

(vi) At the Effective Time, Holdco shall assume, upon the closing of the Merger without the need for any further action by any person, all agreements and any forms, programs and other documents setting forth the terms of a Company Option, Restricted Stock, Company RSU or Company ESPP Purchase Right, and all references in any such agreement, form, program or other document to Company shall then mean Holdco.

(vii) At the Effective Time, Holdco shall assume, upon the closing of the Merger without the need for any further action by any person, the Company Stock Plan and the Company ESPP and shall at and after the Effective Time, sponsor, maintain and administer the Company Stock Plan and the Company ESPP in accordance with their terms, except that all references in either the Company Stock Plan or the ESPP to the Company shall then mean Holdco.

9. CERTIFICATES. At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Holdco Common Stock into which the shares of Company Common Stock represented by such certificate have been converted as herein provided and shall be so registered on the books and records of Holdco and its transfer agent. At and after the Effective Time, the shares of capital stock of Holdco shall be uncertificated; provided, that, any shares of capital stock of Holdco that are represented by outstanding certificates of the Company pursuant to the immediately preceding sentence shall continue to be represented by certificates as provided therein and shall not be uncertificated unless and until a valid certificate representing such shares pursuant to the immediately preceding sentence is delivered to Holdco at its registered office in the State of Delaware, its principal place of business, or an officer or agent of Holdco having custody of books and records of Holdco, at which time such certificate shall be canceled and in lieu of the delivery of a certificate representing the applicable shares of capital stock of Holdco, Holdco shall (i) issue to such holder the applicable uncertificated shares of capital stock of Holdco by registering such shares in Holdco’s books and records as book-entry shares, upon which such shares shall thereafter be uncertificated and (ii) take all action necessary to provide such holder with evidence of the uncertificated book-entry shares, including any action necessary under applicable law in accordance therewith, including in accordance with Sections 151(f) and 202 of the DGCL. If any certificate that prior to the Effective Time represented shares of Company Common Stock shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to Holdco, in form and substance reasonably satisfactory to Holdco, against any claim that may be made against it with respect to such certificate, Holdco shall issue to such person or entity, in exchange for such lost, stolen or destroyed certificate, uncertificated shares representing the applicable shares of Holdco Common Stock in accordance with the procedures set forth in the preceding sentence.

10. ASSUMPTION OF BENEFIT PLANS. At the Effective Time, upon the closing of the Merger and without the need for any further action by any person, Holdco shall assume each and every Company Plan (as defined below) sponsored, maintained, contributed to, participated in, or entered into by the Company or any of its subsidiaries or for which the Company or any of its subsidiaries would reasonably be expected to have any liability (excluding any subsidiary not domiciled in the United States or any state or political subdivision thereof) (each a “US Subsidiary”) that provides, may provide or has provided any payments or other benefits to one or more officers, employees, directors, consultants, individual service providers or independent contractors subject to taxation under the Code (each, a “US Company Plan”). For purposes of this Agreement, “Company Plan” or “Company Plans” shall mean (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) that the Company or any of its subsidiaries maintains, sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its subsidiaries would reasonably be expected to have any liability and (b) each other employee benefit plan, program, contract, agreement or arrangement, whether written or unwritten, including, without limitation, any cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, supplemental executive retirement plan, profit sharing plan, unemployment or severance compensation plan, fringe benefit perquisite, or employment or individual consulting agreement, for any current or former employee or director of, or other independent contractor or individual service provider to, the Company or any of its subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its subsidiaries maintains, sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its subsidiaries would reasonably be expected to have any liability, but excluding any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan that the Company or any of its subsidiaries maintains, sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its subsidiaries would reasonably be expected to have any liability to the extent addressed in Section 8(e) of this Agreement. This Section 10(a) shall have the effect of the Company transferring to Holdco, and Holdco assuming responsibility, for all of the US Company Plans, along with all of the rights and obligations of the Company or any US Subsidiary under the US Company Plans.

11. NO CHANGE IN CORPORATE CONTROL. The Company and Holdco agree that the Merger does not constitute a “Change in Corporate Control” as defined under the Company Stock Plan or such other comparable term as may be used in the terms of one or more US Company Plans.

12. RESERVATION OF SHARES. On or prior to the Effective Time, Holdco will reserve sufficient shares of Holdco Common Stock to provide for the issuance of Holdco Common Stock under any award granted pursuant to the Company Stock Plan or Company ESPP.

13. HOLDCO SHARES. Prior to the Effective Time, the Company and Holdco shall take any and all actions as are necessary to ensure that each share of capital stock of Holdco that is owned by the Company immediately prior to the Effective Time shall be cancelled and cease to be outstanding at the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

14. NO APPRAISAL RIGHTS. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.

15. TAX TREATMENT. This Agreement is intended to constitute a “plan of reorganization” within the meaning of U.S. Treasury Regulation Section 1.368-2(g), and the Merger is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, with Holdco treated as a continuation of the Company for U.S. federal income tax purposes (each of the foregoing taken together, the “Intended Tax Treatment”). Each party hereto shall report the transactions contemplated by this Agreement (including, for the avoidance of doubt, on all tax returns) in a manner consistent with the Intended Tax Treatment and shall not take any position during the course of any tax audit or other proceeding inconsistent with the Intended Tax Treatment, except as otherwise required by a change in law or pursuant to a final determination pursuant to Section 1313(a)(1) of the Code.

16. TRANSFER OF COMPANY EMPLOYEES AND OTHER COMPANY SERVICE PROVIDERS. At the Effective Time, each and every individual who is an officer, employee, director, consultant, individual service provider or independent contractor of the Company shall become an officer, employee, director, consultant or independent contractor of Holdco on the same terms and conditions as were in effect with the Company immediately prior to the Effective Time. For the avoidance of doubt, the transfer of the Company Service Providers pursuant to this Section 16 shall not constitute a termination of employment or service with the Company or under any of the Company Plans. Nothing in this Section 16 or any other provision of this Agreement shall create any third-party beneficiary right in any person other than the parties to this Agreement, including any current or former officer, employee, director, consultant, individual service provider or independent contractor of the Company or any of its subsidiaries, including any US Subsidiary (collectively “Company Service Providers”), any participant in any Company Plan, including any US Company Plan, or any dependent or beneficiary of, or successor in interest to, any Company Service Provider or any participant in any Company Plan, or any right to continued employment of any person with the Company, Holdco or any of their respective subsidiaries or other affiliates.

17. TERMINATION. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, at any time prior to the Effective Time, by action of the board of directors of the Company, Holdco and Merger Sub. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, Holdco, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

18. AMENDMENTS. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, by the mutual consent of the parties to this Agreement by action by their respective boards of directors; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement by the sole stockholder of Merger Sub that by law requires further approval or authorization by the sole stockholder of Merger Sub or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

19. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

21. ENTIRE AGREEMENT. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

22. SEVERABILITY. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WELLTOWER INC.

By:	/s/ Matthew McQueen
Name:	Matthew McQueen
Title:	Executive Vice President - General Counsel & Corporate Secretary

WELL MERGER HOLDCO INC.

By:	/s/ Matthew McQueen
Name:	Matthew McQueen
Title:	President

WELL MERGER HOLDCO SUB INC.

By:	/s/ Matthew McQueen
Name:	Matthew McQueen
Title:	President

[Signature Page to Merger Agreement]

Exhibit A

[See attached]

CERTIFICATE OF MERGER

OF

WELL MERGER HOLDCO SUB INC.,

WITH AND INTO

WELLTOWER INC.

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (“DGCL”), the undersigned corporation hereby certifies that:

FIRST: The name and state of incorporation of each of the constituent corporations to the merger are as follows:

Name	State of Incorporation
Welltower Inc.	Delaware

WELL Merger Holdco Sub Inc.	Delaware

SECOND: The Agreement and Plan of Merger, dated as of [●], 2022 (the “Merger Agreement”), by and among Welltower Inc., WELL Merger Holdco Inc., and WELL Merger Holdco Sub Inc., has been approved, adopted, executed, and acknowledged by each of the constituent corporations in accordance with Sections 251(c) and 251(g) of the DGCL (and, with respect to WELL Merger Holdco Sub Inc., by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).

THIRD: The name of the surviving corporation is Welltower Inc., which shall change its name in the merger to Welltower OP Inc.

FOURTH: The certificate of incorporation of the surviving corporation as in effect immediately prior to the merger shall be amended and restated in its entirety at the effective time of the merger as set forth in ANNEX A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the surviving corporation until thereafter amended as provided therein or by applicable law.

FIFTH: The executed Merger Agreement is on file at an office of the surviving corporation at the following address:

4500 Dorr Street

Toledo, OH 43615

SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: This Certificate of Merger, and the merger effected hereby, shall be effective at [●] a.m., Eastern time, on [●], 2022.

IN WITNESS WHEREOF, this Certificate of Merger has been executed by an authorized officer of the surviving corporation on [●], 2022.

WELLTOWER INC.

By:
Name:
Title:

Exhibit B

[See attached]

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WELLTOWER INC.

1.     NAME. The name of the corporation is Welltower OP Inc. (the “Corporation”).

2.    REGISTERED OFFICE AND AGENT. The address of the Registered Office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

3.    PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.    AUTHORIZED SHARES. The total number of shares of stock which the corporation shall have authority to issue is 5,000. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

5.    MANAGEMENT OF BUSINESS AND AFFAIRS. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)	The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation (the “By-Laws”).

(c)	Election of directors need not be by written ballot unless the By-Laws so provide.

(d)

In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation, and the By-Laws of the Corporation; provided, however, that no By-Law hereafter adopted shall invalidate any prior act of the directors that would have been valid if such By-Law had not been adopted.

6.    DIRECTOR LIABILITY. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

7.    PASS THROUGH VOTE. Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that, if taken by the Corporation immediately prior to the effective time of the merger of WELL Merger Holdco Sub Inc., a Delaware corporation, with and into the Corporation (the “Merger Effective Time”), would have required, for its adoption under the DGCL or under the certificate of incorporation or bylaws of the Corporation immediately prior to Merger Effective Time, the approval of the stockholders of the Corporation, shall, pursuant to Section 251(g)(7)(A) of the DGCL, require, in addition to approval of the stockholders of the Corporation, the approval of the stockholders of WELL Merger Holdco Inc. (which is to change its name to “Welltower Inc.” at the Merger Effective Time), a Delaware corporation (or any successor by merger), by the same vote as would have been required by the DGCL and/or by the certificate of incorporation or bylaws of the Corporation immediately prior to the Merger Effective Time.

2

Exhibit C

[See attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WELL MERGER HOLDCO INC.

The present name of the Corporation is WELL Merger Holdco Inc. The Corporation was incorporated under the name “WELL Merger Holdco Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on February 15, 2022. This Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”) and by the written consent of its sole stockholder in accordance with Section 228 of the GCL. The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended, integrated and restated to read in its entirety as follows:

1.    Name. The name of the Corporation is Welltower Inc.

2.    Registered Office and Agent. The address of the Registered Office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

3.    Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.

4.    Authorized Shares. The number of shares that the Corporation is authorized to issue and have outstanding is 750,000,000, consisting of 700,000,000 shares of common stock with par value of $1.00 per share (hereinafter referred to as the “Common Stock”), and 50,000,000 shares of preferred stock with par value of $1.00 per share (hereinafter referred to as the “Preferred Stock”), which Preferred Stock may be issued in one or more series and shall have the terms and conditions specified in a resolution or resolutions to be adopted by the Board of Directors of the Corporation.

5.    Management of Business and Affairs. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)	The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(c)

The initial Board of Directors shall be composed of nine members, which number may be changed in the manner provided in the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(d)

In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation, and the By-Laws of the Corporation; provided, however, that no By-Law hereafter adopted shall invalidate any prior act of the directors that would have been valid if such By-Law had not been adopted.

6.    Compromise or Arrangement with Creditors or Stockholders. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the GCL or on or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned, by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

7.    Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the extent permitted by the GCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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8.    Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Company may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

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This Amended and Restated Certificate of Incorporation shall be effective as of [●] a.m., Eastern Time, on [●], 2022.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this [●], 2022.

By:
Name:
Title:

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